                                                            EXHIBIT 10.22


                                                                  EXECUTION COPY


                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT is entered into as of the 11th day of August, 1997, by and between Signature Brands USA, Inc., a Delaware corporation, with a principal business address at 7005 Cochran Road, Glenwillow, Ohio 44139 (the "Company"), and Meeta Vyas, an individual residing at 246 Milbank Avenue, Greenwich, Connecticut 06830 (the "Executive"). This Agreement is binding immediately and will be honored in its entirety in the event of a Change of Control as specified in Section 4(e).

         WHEREAS, the Company desires the benefit of the experience, supervision and services of the Executive and desires to employ the Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

         l. EMPLOYMENT DUTIES AND ACCEPTANCE. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment, as the Vice-Chairman and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the "Board"). In addition, the Executive will replace the outgoing Chief Executive Officer as a member of the Board. In connection therewith, as Chief Executive Officer, the Executive will oversee and direct the operations, strategic direction and leadership of the Company, with complete responsibility for operating and financial results, and will perform such other duties consistent with the responsibilities of Chief Executive Officer, all subject to the direction and control of the Board. The Executive and the Company shall, within one year from the date hereof, discuss the elevation of the Executive from Vice-Chairman to Chairman of the Board, which elevation would be subject to mutual agreement between the Executive and the Company and approval by the Board. In addition, after consultation with the Executive, the Company will consider making changes to the composition of the Board as suggested by the Executive. During the term of the Executive's employment with the Company hereunder (the "Term"), the Executive shall devote all of her working time to such employment and appointment, shall devote her best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not she receives any compensation therefor, without the prior written consent of the Board.

         2. TERM OF EMPLOYMENT. The Executive's employment and appointment hereunder shall commence on September 2, 1997 and shall continue, unless earlier terminated in accordance with Section 4 hereof, until September 30, 1999 (the "Term"). The Company and the Executive agree that the Term of employment may be extended for a third year if such an extension is agreed to by the Company and the Executive prior to September 30, 1999.

         3. COMPENSATION. In consideration of the performance by the Executive of her duties hereunder, the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for her services provided pursuant hereto (necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation):

                  (a) BASE SALARY. A base salary, payable in accordance with the Company's payroll practices, at the rate of Five Hundred Thousand Dollars ($500,000) per annum during the Term ("Base Salary"). The Board of Directors of the Company will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase but not decrease, the Executive's rate of compensation. Any such increased Base Salary shall be and become the "Base Salary" for purposes of this Agreement.

                  (b) BONUS. A bonus (the "Bonus"), payable annually in arrears not later than 120 days after the end of the Company's fiscal year, which is based, as set forth on SCHEDULE A hereto, on the Company achieving certain annual performance goals established by the Board from time to time; provided, that in no event, shall the Bonus be less than 50% of the Executive's Base Salary.

                  (c) INSURANCE COVERAGES AND PENSION PLANS. Such medical, dental, life insurance and pension benefits as are generally made available by the Company to its executive officers ("Management") from time to time shall be made available to the Executive.

                  (d) STOCK OPTIONS. The Company shall grant to the Executive an option (the "Option") to purchase 500,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), at a per share exercise price equal to the closing price of the Company's Common Stock on August ll, 1997, which Option shall vest 50% as of September 30, 1998 and 50% as of September 30, 1999. The Option shall be granted pursuant to a stock option agreement which will be similar in form and content to the Company's standard stock option agreement, except as otherwise specifically set forth herein. The stock option agreement shall provide that upon the occurrence of any Change of Control (as defined in Section 4(e)) prior to September 30, 1999, the Option shall be fully accelerated and vested. The Company hereby agrees to take whatever steps are required to authorize a new stock option plan, or an amendment to the current stock option plan, or to take such other action as is necessary in order to permit the Company to grant the Option to the Executive as soon as possible. If additional action by the Company is required in order to permit the Option to be granted to the Executive and a Change of Control occurs prior to the taking of such action, the Company agrees to use its best efforts to authorize the grant of the Option or to take such alternative action as to give the Executive value exactly equivalent to that represented by the Option had it been granted prior to the Change of Control.

                  (e) VACATION. The Executive shall be entitled to four (4) weeks of vacation each year.

                  (f) EXPENSES. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive's duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. In addition, the Company will reimburse the Executive for reasonable and documented house-hunting and moving expenses associated with moving to the Cleveland, Ohio area.

                  (g) AUTOMOBILE. The Company, at its expense, shall provide the Executive with a luxury automobile suitable for the Chief Executive Officer of the Company. The Company shall pay all expenses in connection with such automobile, including without limitation, insurance, gasoline, repairs and maintenance.

                  (h) INDEMNIFICATION. The Executive shall be entitled to indemnification from the Company to the extent provided in its charter and by-laws and shall be covered by the terms of the Company's policy of insurance for directors and officers in effect from time to time (the "D&O Insurance"). Copies of the Company's charter, by-laws and D&O Insurance will be made available to the Executive upon request.

                  (I) STOCK PURCHASE OPTION. The Company hereby grants to the Executive, or to those members of the Executive's immediate family designated by the Executive and approved by the Company, the right and option to purchase up to 91,727 shares of the Company's Common Stock at a per share price equal to 50% of the closing price of the Company's Common Stock on August 11, 1997, which option shall only be exercisable from September 2, 1997 until the close of business on November 1, 1997. The sale of such stock will be made pursuant to the terms of a stock subscription agreement reasonably acceptable to the Company and the Executive which will contain certain provisions restricting transfer of such stock prior to the end of the Term.

         4.       TERMINATION.

                  (a) TERMINATION BY THE COMPANY FOR CAUSE. The Company shall have the right at any time to terminate the Executive's employment hereunder without prior notice upon the occurrence of any of the following (any such termination being referred to as a termination for "Cause"):

                           (i) the Executive has been convicted of, or pleads
                   NOLO CONTENDERE with respect to, any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company;

                           (ii) the habitual drug addiction or intoxication of
                   the Executive which negatively impacts her job performance;

                           (iii) the willful failure or refusal of the Executive
                  to perform her duties as set forth herein or the willful failure or refusal to follow the direction of the Board; provided such failure or refusal continues after 10 days of the receipt of notice in writing from the Board of such failure or refusal; or

                           (iv) the Executive breaches any of the terms of this
                  Agreement or any other agreement between the Executive and the Company which breach is not cured within 10 days subsequent to notice from the Company to the Executive of such breach.

                  (b) TERMINATION BY COMPANY FOR DEATH OR DISABILITY. The Company shall have the right at any time, subject to the provisions of Section 5(b), to terminate the Executive's employment hereunder without prior notice upon the Executive's inability to perform her duties hereunder by reason of any mental, physical or other disability for a period of at least three consecutive months (for purposes hereof, "disability" has the same meaning as is defined for such term in the Company's disability policy). The Company's obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

                  (c) TERMINATION BY COMPANY WITHOUT CAUSE. The Company shall have the right at any time, subject to the provisions of Section 5(c), to terminate the Executive's employment for any other reason without Cause upon thirty (30) days prior written notice to the Executive.

                  (d) VOLUNTARY TERMINATION BY EXECUTIVE. The Executive shall be entitled to terminate her employment and appointment hereunder upon thirty (30) days prior written notice to the Company. Except as set forth under Section 4(e) below, any such termination shall be treated as a termination by the Company for Cause under Section 5(a).

                  (e) TERMINATION BY EXECUTIVE UPON CHANGE OF CONTROL.

                           (i) If a Change of Control (as defined below) shall
                  occur on or prior to December 31, 1997, the Executive may elect to terminate her employment hereunder as of the closing of such Change of Control, by giving the Company five (5) days' written notice, which notice shall specify that it is being given pursuant to this Section 4(e). Any voluntary termination by the Executive pursuant to this Section 4(e) shall be treated as a Termination upon Change in Control under
                  Section 5(d).

                           (ii) For purposes hereof, the term "Change of
                  Control" shall mean (A) the sale of all or substantially all of the assets of the Company, (B) the sale, in a single transaction or series of related transactions, of all of the shares of the Company's Common Stock owned by Thomas H. Lee Company and its affiliates (collectively, the "Lee Group") as of August 11, 1997 (including any shares issued as a dividend on or otherwise in respect of such stock), (C) the consummation of a merger, consolidation or similar transaction involving the Company in which the holders of the Company's capital stock immediately prior to the transaction do not retain at least a majority of the voting power of the corporation surviving the merger or its parent corporation,
                  (D) the percentage of the Company's outstanding Common Stock owned by the Lee Group at any time becomes less than 50% of the percentage of the Company's outstanding Common Stock owned by the Lee Group as of August 11, 1997 or (E) the complete liquidation or dissolution of the Company.

                  (f) NOTICE OF TERMINATION. Any termination by the Company or the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9. For purposes of this Agreement, a "Notice of Termination" means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive the Company's rights hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

         5.       EFFECT OF TERMINATION OF EMPLOYMENT.

                  (a) FOR CAUSE. If the Executive's employment is terminated for Cause, the Executive's salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which has not been paid prior to such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company's medical benefit plans to the extent required by law.

                  (b) DEATH OR DISABILITY. If the Executive's employment is terminated by the death or disability of the Executive (pursuant to Section 4(b)), the Executive's compensation provided in Section 3 shall be paid to the Executive or, in the event of the death of the Executive, the Executive's estate, as follows:

                           (i) the Executive's Base Salary specified in Section
                  3(a) shall continue to be paid in monthly installments until the first to occur of (i) twelve (12) months following such termination and (ii) such time as the Executive breaches the provisions of Sections 6 or 7 of this Agreement; and

                           (ii) the Executive's additional benefits specified in
                  Section 3(c) shall continue to be available to the Executive until the first to occur of (i) twelve (12) months following such termination and (ii) such time as the Executive breaches the provisions of Sections 6 or 7 of this Agreement.

                  (c) WITHOUT CAUSE. If the Executive's employment is terminated by the Company without Cause (pursuant to Section 4(c)), the Executive's compensation provided in Section 3 shall be paid as follows:

                           (i) the Executive shall be entitled to receive, in
                  equal monthly installments pursuant to the Company's standard payroll practices, the Base Salary specified in Section 3(a) until the later of (i) twelve (12) months following such termination and (ii) September 30, 1999;

                           (ii) the Executive shall be entitled to receive a
                  bonus equal to 50% of the amounts to be paid pursuant to
                  Section 5(c)(i) above, which amounts shall be paid in equal monthly installments pursuant to the Company's standard payroll practices; and

                           (iii) the Executive's additional benefits specified
                  in Section 3(c) shall continue to be available to the Executive until the later of (i) twelve (12) months following such termination and (ii) September 30, 1999.

                  Nothing in this Section 5(c) is intended to affect in any manner the acceleration of the Executive's Option in the event of a Change of Control as provided in Section 3(d).

                  (d) TERMINATION UPON CHANGE OF CONTROL. If the Executive elects to terminate her employment hereunder as a result of a Change of Control as provided in Section 4(e), the Executive shall be guaranteed the following:

                           (i) all payments provided for in the event of a Termination Without Cause under Section 5(c) above; and

                           (ii) the full acceleration and vesting of the Option
                   specified in Section 3(d).

         6. AGREEMENT NOT TO COMPETE. The Executive agrees that during the Non-Competition Period (defined below) she will not in any capacity, either separately, jointly, or in association with others, as an officer, director, consultant, agent, employee, owner, partner or stockholder, engage or have a financial interest in any business which is involved in the business of manufacturing, assembling, marketing or sales of coffeemakers, teamakers, filters, scales, massagers or any other business which competes with the Company's current or currently planned products as of the date of the employee's termination of employment with the Company (excepting only the ownership of not more than 5 % of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market). The "Non-Competition Period" shall mean the longer of (a) the remaining Term or (b) one (1) year. The Executive further agrees that during the Non-Competition Period she will not in any capacity, either separately, jointly or in association with others, solicit or otherwise contact any of the Company's customers or prospects, as shown by the Company's records, that were customers or prospects of the Company at any time during the Non-Competition Period if such solicitation or contact is for the general purpose of selling products or services that satisfy the same general needs as any products or services that the Company had available for sale to its customers or prospects during the Non-Competition Period. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. The Executive expressly agrees that breach of the foregoing would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of this provision, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company. For purposes of this Section 6 and Section 7, the "Company" refers to the Company and any incorporated or unincorporated affiliates of the Company.

         7.       SECRET PROCESSES AND CONFIDENTIAL INFORMATION.

                  (a) For the Term and thereafter, (i) the Executive will not divulge, directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operation or finances of the Company or with respect to confidential or secret processes, techniques, machinery, customers, plans and products manufactured or sold by the Company and (ii) the Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Executive.

                  (b) The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive's employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive's use of the Company's premises or property (collectively called the "Inventions"). The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive's rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at its expense to obtain and from time to time enforce patents and copyrights on the Inventions.

                  (c) Upon the request of, and, in any event, upon termination of the Executive's employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.

         8. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

                  (a)      For notices and communications to the Company:

                           Signature Brands, Inc.
                           7005 Cochran Road
                           Glenwillow, Ohio 44139
                           Facsimile: (440) 542-4055
                           Attention: Chairman of the Board

                           with a copy to:

                           Thomas H. Lee Company
                           75 State Street
                           Boston, MA 02109
                           Facsimile: (617) 227-3514
                           Attention: Scott A. Schoen

                           and a copy to:

                            Calfee, Halter & Griswold, LLP
                            1400 McDonald Investment Center
                             800 Superior Avenue
                            Cleveland, OH 44114
                            Facsimile: (216) 241-0816
                            Attention: Thomas F. McKee, Esq.

                   (b)     For notices and communications to the Executive:

                            Ms. Meeta Vyas
                            246 Milbank Avenue
                            Greenwich, CT 06830
                            Facsimile: (203) 661-2493

                  Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

         9.        GENERAL.

                  9.1 EXECUTIVE'S ABILITY TO PERFORM. The Executive hereby represents and warrants that she is not subject to any agreement, restriction, lien or encumbrance of any type limiting in any way her ability to perform her obligations hereunder. The Executive shall not disclose to the Company, use in the Company's business, or cause the Company to use, any information or material which is confidential to any third party unless the Company has a written agreement with such third party allowing the Company to receive and use such information or materials. The Executive will not incorporate into her work any material which is subject to proprietary rights of any third party, unless the Company has the right to incorporate such material. The Executive has no obligations, by reason of prior employment relationships or otherwise, which might in any way affect her ability to give her best efforts to the business of the Company or to carry out the provisions of this Agreement.

                  9.2 GOVERNING LAW. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Ohio applicable to agreements made and to be performed entirely within such state.

                  9.3 AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  9.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Executive, without regard to the duration of her employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by her. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including, in connection with a Change of Control or otherwise, any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

                  9.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

                  9.6 ENTIRE AGREEMENT. This Agreement, the stock option agreement referred to in Section 3(d) hereof and the stock subscription agreement referred to in Section 3(i) hereof constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them including, without limitation, that certain letter dated August 1, 1997 sent by Scott A. Schoen to the Executive.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal as of the date first above written.

                                             SIGNATURE BRANDS USA, INC.



                                             By  /s/ Thomas R. Shepherd
                                               -------------------------------
                                             Name:  Thomas R. Shepherd
                                             Title:    Chairman


                                             EXECUTIVE:


                                              /s/ Meeta Vyas
                                              -------------------------------
                                               Meeta Vyas, individually

                                   SCHEDULE A

                            Executive Bonus Schedule
                            ------------------------

         The Bonus provided for in Section 3(b) shall be based on the percentage of budgeted EBITDA achieved by the Company during each fiscal year. The budgeted EBITDA figure shall be the amount approved by the Board in the Company's annual operating budget. Such EBITDA amount shall be as reasonably adjusted by the Board to take into account any acquisitions or dispositions.




         Percentage of                               Bonus Available as
     Plan EBITDA Achieved                        Percentage of Base Salary
     --------------------                        -------------------------

            100 %                                         100 %
             99                                            95
             98                                            90
             97                                            85
             96                                            80
             95                                            75
             94                                            70
             93                                            65
             92                                            60
             91                                            55
             90 or less                                    50




                                       12